Exhibit 10.2

Purchasing Contract

Contract No.: DJ-2020-1-W-1144 Executed Date: 2020-8-10 Place: Xiangtan, Hunan

The Purchaser (Party A) Xiangtan Electric Manufacturing Co., Ltd

Mailing address: No. 66, Denko North Road, Yuetang District, Xiangtan City

Legal representative: Zhou Jianjun

Tel: 0731-58595853

The supplier (Party B) Guangzhou Leizig Electro-Mechanical Co.,Ltd

Mailing address: Leizig Industrial Park, No. 383, Jiangren 3rd Road, Renhe Town, Baiyun District, Guangzhou

Legal representative: Lin Bin

Tel and fax: 020-86036999/020-86450613

Based on the principle of equality, mutual benefit and mutual benefit, Party B and Party B hereby enter into this contract with respect to the purchase of the following products by Party A from Party B.

1. The subject matter and price of the contract (see the appendix for details) Price basis: XPMCW2005009

Product Name	Specifications and models	Quantity	Units	Unit price excluding tax (Yuan)	Unit price including tax 13%(Yuan)	Total amount (Yuan)	Date of delivery	Remarks
Cooler	See attachment for details	Batch	a	See attachment for details	See Attachment for details	5400000.00	9-12 months	Mingyang Wind Power Project
Total Price Total amount (Yuan)						5400000.00
Total price (in words)			Five million four hundred thousand yuan only

1.1 The manufacturer of the above products is Guangzhou Leizig Electro-Mechanical Co.,Ltd, the origin is Guangzhou, Guangdong Province, hereinafter referred to as “goods”.

1.2 Technical and quality standards of mentioned goods above: According to the drawings and technical requirements of 6.0MW permanent magnet semi-drive synchronous generator air cooler, Party B shall produce and supply the products in strict accordance with the quality and technical specifications approved by Party A and shall not be below industry standard.

1.3 The above total price shall cover all expenses incurred by Party B before delivering the goods to Party A’s warehouse at the factory or the designated delivery place for medium-sized workshops, large motor workshops and warehouses of logistics companies (including but not limited to transportation, insurance, storage, wear and tear etc.) and subsequent related expenses (including but not limited to installation, commissioning, warranty and technical services etc.)

2. Terms of Payment (A)

The parties shall settle the settlement by telegraphic transfer, bank acceptance, commercial acceptance and other means. Bank fees and taxes arising from the execution of the contract shall be assumed by both parties respectively. The settlement between the two parties shall use the “Qualified Acceptance Form” issued by Party A as the settlement voucher. Party B shall issue formal VAT invoice by the 20th day of each month. If Party B fails to issue formal invoice or fails to issue qualified invoice, Party A may delay payment until the date on which Party A issues qualified invoice without any liability for breach of contract, and all contractual obligations of both parties shall be performed as usual. Party B shall assume all legal liabilities and losses arisen from the inauthenticity of the invoice. A: 90% shall be paid 60 days after the invoice is issued and 10% shall be set aside as the quality deposit to be paid after the expiration of the quality guarantee.

Party B confirms that the receiving account name is Guangzhou Leizig Electro-Mechanical Co.,Ltd.; Opening bank: Guangzhou Jiangcun Branch, Industrial and Commercial Bank of China; Opening bank number:                        ; Account number:                         If the above account information is changed, Party B shall notify Party A in writing ten days in advance. If Party B fails to notify Party A as agreed, Party B shall assume the legal liabilities arising therefrom.

3. Transportation and Packing

3.1 Party B shall assume the risks of transportation expenses, insurance, storage, loss and damage of the goods before delivering the goods to the delivery place designated by Party A.

3.2 Party B shall, within 7 days prior to delivery, provide Party A with the delivery plan (including contract number, product name, specifications and models, quantity, weight and volume, delivery time, place and transportation arrangement) by telephone or fax. Party A shall make good preparations in time and complete the relevant procedures for receiving the goods.

3.3 After all the articles hereof are delivered to Party A’s site, representatives of both parties shall jointly attend the unpacking inspection. If the outer package of the equipment is intact, but the equipment inside is found to be short or damaged, Party B shall be responsible for making up or repairing the equipment and bear the related expenses.

4. Delivery and acceptance

4.1 Party B shall dispatch technical personnel to complete the installation and commissioning of the “Purchased Items”, and give technical guidance to Party A’s personnel to ensure that the items meet the predetermined performance indicators. During the installation and commissioning process, Party A shall provide technical personnel and counseling personnel with various qualifications and required titles to cooperate with Party B in installation, commissioning and other auxiliary work under the guidance of Party B’s technical personnel.

4.2 After Party B completes installation and commissioning, Party A shall organize personnel to conduct acceptance test on the purchased articles and record the acceptance test results in the Acceptance Report of Purchases or the Goods Arrival Acceptance Form. If Party A finds any defect in the purchased goods, both parties shall take appropriate measures according to whether the problem is serious or not. (1) If there is any serious defect in the purchased goods, it shall be returned to Party B and Party B shall make rectification immediately. If the goods still fail to pass the second acceptance test, Party B shall refund the payment. And compensate Party A for the corresponding losses caused to Party A. (2) If there are some minor defects in the purchased items, Party B shall propose a rectification plan and, with the consent of Party A, the two parties shall negotiate whether a second acceptance inspection is necessary. (3) If the quality of the products delivered by Party B does not meet the requirements, if Party A agrees to use them, the price shall be based on the quality; if Party A does not agree to use them, Party A shall have the right to request Party B to repair or replace the products according to its own needs, and all expenses incurred shall be borne by Party B. If the items urgently needed by Party A, Party B shall immediately repair or replace them (in case of disputes between the parties, Party A shall have the right to repair or entrust a third party or re-purchase from a third party). All expenses incurred thereby shall be borne by Party B, in addition to labor costs__/_RMB/hour/person. If Party B fails to deliver the goods as agreed herein due to Party B’s rectification of the purchased goods, it shall be deemed that Party B has delayed the delivery, and Party A shall have the right to hold Party B liable for breach of contract due to the delayed delivery.

4.3 After all the purchased goods have passed the acceptance inspection of Party A, the responsible parties of both parties shall sign and approve, issue a qualified acceptance certificate and deliver the goods to Party B.

5. Warranty and maintenance

5.1 Party B undertakes the quality guarantee period. The quality guarantee period of the purchased articles is/year/The quality guarantee period of the wind power articles is 6 years (calculated from the date when the products are accepted and put into normal operation). During the warranty period, Party B shall be responsible for maintenance or repair without charge. After the expiration of the warranty period, Party B shall still be responsible for the maintenance or repair of the equipment sold, and any material expenses incurred during the warranty period shall be borne by Party A. After the expiration of the warranty period, once Party A requests to upgrade or transform the equipment, Party B shall guarantee to provide corresponding services.

5.2 In case of any quality problems of the purchased items during the warranty period, Party B shall respond within 24 hours upon receipt of Party A’s maintenance requirements. If Party B fails to repair the purchased items in time, Party A may repair the purchased items through other means and Party B shall be responsible for all maintenance expenses incurred therefrom.

6. Warranties and commitments

6.1 Party B warrants that it has full ownership of the products sold to Party A and is free from any limitation or defect of copyright, trademark or intellectual property rights. In case of any loss caused to Party A or any third party, Party B shall be liable for all losses.

6.2 Party B warrants that the raw materials it uses meet the requirements of Party A and that it shall notify Party A in writing in advance of any changes to the raw and auxiliary materials that have never been used.

7. Rights and obligations of both Parties

7.1 Party A’s rights and obligations;

7.1.1 Party A shall have the right to change the production plan, supply quality of Party B’s products, fulfillment of purchase orders, quality of after-sales service and other conditions. Party A shall timely adjust the quality and quantity of the products supplied by Party B. Party B has the right and obligation to actively cooperate.

7.1.2 If Party B is liable for compensation and payment of liquidated damages, Party A shall have the right to directly deduct the amount payable to Party B in the recent period, and the insufficient part may be deducted from the next period.

7.1.3 If Party B fails to fulfill its supply obligations as agreed or is suspended or cancelled by government authorities, Party A shall have the right to immediately and unconditionally unilaterally terminate this Contract. Upon rescission hereof, Party B shall, upon receipt of a notice from Party A, immediately return the drawings and technical documents provided by Party A and bear the full liability for compensation.

7.2 Party B’s rights and obligations;

7.2.1 Party B warrants that the products provided shall be qualified products and the defects of the products can only be found in the process of assembly and use (even if the products pass Party A’s acceptance inspection and are stored in the warehouse), Party B shall still be liable for compensation and shall promptly cooperate with Party A to take effective measures to remedy the defects so as to meet the needs of Party A’s normal production. Party A’s inspection of Party B’s products shall not exempt Party B from the liability for the quality of the corresponding products.

7.2.2 If Party B delays delivery within 30 days, Party B shall pay liquidated damages to Party A for each week of delay in the first two weeks (the less than one week shall be counted as one week). If Party B delays delivery for more than 30 days, Party A shall have the right to unilaterally terminate the contract, and Party B shall pay Party A a liquidated damages of 30% of the contract transaction value, if the liquidated damages are insufficient to cover all losses of Party A. In case of all such losses, Party B shall be liable for further compensation.

7.2.3 After Party A terminates the Contract in accordance with the terms of appeal, Party A shall return the goods received, and Party B shall bear the relevant dismantling, handling, lifting, premium and other expenses. Party B shall also pay the liquidated damages and refund the amount already paid by the buyer and the interest (subject to the interest rate of the People’s Bank of China for the same period) in full within 15 days after the termination of the contract. Party B shall pay 10% of the total amount of liquidated damages on a daily basis, and Party B shall bear all the losses thus caused to Party A.

7.2.4 If Party A’s customers complain about the quality problems of the products provided by Party B and cause losses to Party A, Party A shall, after accounting for its tangible losses (including but not limited to expense claims) and intangible losses (including but not limited to company reputation), notify Party B in writing and directly deduct the payment from Party B. If Party B has any objection to the quality, it may, with Party A’s written consent, submit such objection to a third-party institution with professional qualification recognized by both parties for quality appraisal. The expenses incurred for the quality appraisal shall be borne by the applicant in the first place and by the responsible party in the end.

7.2.5 Party B shall not violate safety, fire protection, labor, environmental protection and other laws and regulations, and Party A shall not assume any responsibility for any problems. Party B shall be responsible for any safety accidents that occur when the goods delivered by Party B enter Party A’s factory area.

8. Confidentiality

8.1 Party B shall take confidential measures to keep strictly confidential the trade secrets and technical secrets provided by Party A to Party B, including technical data, information, computer software, know-how, design schemes and other intellectual property rights as well as price terms and conditions.

8.2 Party B shall not disclose any confidential information of Party A to any other person, nor transfer, exchange or disclose the said trade secrets and technical secrets provided by Party A to any third party, except for the relevant personnel of Party B who need to have access to Party A’s relevant technical materials and other trade secrets and technical secrets in order to maintain and operate the relevant equipment.

8.3 The term of confidentiality obligation of both parties shall be from the effective date of this Contract to 5 years after its termination.

9. Force Majeure

9.1 Force majeure means any unforeseeable event, such as earthquake, typhoon, flood, fire, war, etc. that occurs after the contract comes into force and its occurrence and consequences cannot be prevented or avoided, which directly affects the performance of the contract or cannot be performed in accordance with the agreed terms.

9.2 In case of force majeure, if the party meets the following conditions, it shall not be deemed to be in breach of the contract.

The failure to perform the contract is directly caused by force majeure (except in the case of delayed performance in case of force majeure). The obstructed party in the event of force majeure has tried its best to perform its obligations to minimize the losses caused to the other party. The obstructed party shall, within 15 days, provide the particulars of the force majeure event and send the relevant supporting documents to the other party.

9.3 If the event of force majeure lasts for 30 days. Party A and Party B shall settle the issue of whether to continue to perform or terminate this Contract through friendly negotiation. If no consensus can be reached after 10 days, the contract may be terminated unilaterally.

10. Dispute resolution

10.1 The formation, validity, interpretation, performance, execution, termination and dispute settlement of this Contract shall be governed by the laws of the People’s Republic of China.

10.2 Any dispute arising out of this contract shall be settled through negotiation. If no agreement can be reached through negotiation within 10 days, either party may submit the dispute to Xiangtan Arbitration Commission for arbitration. During the arbitration period, except for the matters in dispute, both parties shall continue to perform their rights and obligations under this contract.

11. For matters not mentioned herein, a supplementary agreement may be signed through negotiation

This contract is made in quadruplicate, with Party A holding three copies and Party B holding one copy. It shall come into force upon being signed by authorized representatives of each party and affixed the official seal or contract seal.

Attachment: Name, quantity, price, delivery method, cycle and details of specific requirements.

Party A: Xiangtan Electric Machine Co., LTD.	Party B: Guangzhou Leizig Electro-Mechanical Co.,Ltd
Representative signature: Liu Jun	Representative Signature: Qin Fengxia
Dated August 10, 2020	Dated August 10, 2020

Guangzhou Leizig Electro-Mechanical Co.,Ltd Contract Details